Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements have been derived from Bankrate and Caring’s historical audited financial statements, as adjusted to give effect to the acquisition of Caring, Inc.  The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had occurred as of December 31, 2013. The unaudited pro forma condensed consolidated statement of operations gives effect to the acquisition as if it had occurred as of January 1, 2013.

The unaudited pro forma condensed consolidated financial statements are based on certain assumptions which we believe to be reasonable and will have a continuing impact on us. The pro forma adjustments are described in the notes.

The pro forma adjustments are preliminary and are based on information obtained to date by management, and are subject to revision as additional information becomes available as to, among other things, the fair value of acquired assets and liabilities as well as any pre-acquisition contingencies and final determination of acquisition related costs. The actual adjustments described in the notes will be made as of the closing date of the acquisition and may differ from those reflected in these unaudited pro forma condensed consolidated financial statements. Revisions to preliminary purchase price allocation of the acquisition may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders' equity, operating expenses and costs, depreciation and amortization and income tax expense.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would have been had the acquisition actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or as of any future date.  Further, the unaudited pro forma condensed consolidated financial information does not reflect the impact of any cost savings or other exit activities that may result from or in connection with the acquisition.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2013

	As of December 31, 2013
			Proforma
(In thousands)	Bankrate	Caring	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$230,071	$5,081	$(55,753)	(a)	$179,399
Accounts receivable, net of allowance for doubtful accounts	61,962	1,015	-		62,977
Deferred income taxes	7,155	-	-		7,155
Prepaid expenses and other current assets	9,736	200	-		9,936
Total current assets	308,924	6,296	(55,753)		259,467

Furniture, fixtures and equipment, net of accumulated depreciation	12,930	89	-		13,019
Intangible assets, net of accumulated amortization	350,206	35	29,465	(b)	379,706
Goodwill	611,975	57	23,057	(b)	635,089
Other assets	12,776	113	9,963	(c)	22,852
Total assets	$1,296,811	$6,590	$6,732		$1,310,133

Liabilities
Accounts payable	7,149	922	-		8,071
Accrued expenses	40,546	715	-		41,261
Deferred revenue and customer deposits	3,792	653	(470)	(d)	3,975
Accrued interest	7,379	-	-		7,379
Other current liabilities	24,595	-	-		24,595
Total current liabilities	83,461	2,290	(470)		85,281

Deferred income taxes	51,699	-	11,500	(e)	63,199
Long term debt, net of unamortized discount	297,021	7,307	(7,307)	(f)	297,021
Other liabilities	25,668	811	(809)	(g)	25,670
Total liabilities	$457,849	$10,408	$2,914		$471,171

Commitments and contingencies

Total stockholders' equity (deficit)	838,962	(3,818)	3,818	(h)	838,962
Total liabilities and stockholders' equity	$1,296,811	$6,590	$6,732		$1,310,133

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Reflects the cash consideration paid in the transaction.
(b)

Reflects the elimination of historical goodwill and intangible assets and the recording of intangible assets and the excess purchase price over the net asset value acquired as determined in the preliminary purchase price allocation.

(c)

Reflects the elimination of deferred financing costs of $37,000 related to the existing debt at Caring. In addition, reflects the recording of a deferred tax asset of $10.0 million related to net operating losses at Caring at the federal statutory rate.

(d)	Reflects the adjustment of deferred revenue to fair value as determined in the preliminary purchase price allocation.
(e)	Reflects the recording of a deferred tax liability at Bankrate’s estimated tax rate.
(f)	Reflects the elimination of the existing long term debt obligation at Caring which was satisfied in connection with the acquisition.
(g)	Reflects the elimination of the existing warrant liabilities at Caring which were satisfied in connection with the acquisition.
(h)	Reflects the elimination of the stockholders’ deficit at Caring in connection with the acquisition.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Fiscal Year Ended December 31, 2013

	Fiscal year ended December 31, 2013
			Proforma
(In thousands)	Bankrate	Caring (1)	Adjustments		Pro Forma
Revenue	$457,432	$6,928	$(326)	(a)	$464,034
Cost of revenue (excludes depreciation and amortization)	151,050	6,960	159	(b)	158,169
Gross margin	306,382	(32)	(485)		305,865

Operating expenses:
Sales	15,067	3,078	13	(b)	18,158
Marketing	113,478	620	117	(b)	114,215
Product development and technology	18,746	2,357	228	(b)	21,331
General and administrative	56,134	1,120	15	(c)	57,269
Acquisition, offering and related expenses	50	-	-		50
Changes in fair value of contingent acquisition consideration	16,065	-	-		16,065
Depreciation and amortization	60,127	108	3,521	(d)	63,756
	279,667	7,283	3,894		290,844
Income (loss) from operations	26,715	(7,315)	(4,379)		15,021

Interest and other expenses, net	24,981	259	(260)	(e)	24,980
Loss on early extinguishment of debt	17,175	-	-		17,175
Loss before taxes	(15,441)	(7,574)	(4,119)		(27,134)
Income tax benefit	(5,439)	-	(4,560)	(f)	(9,999)
Net (loss) income	$(10,002)	$(7,574)	$441		$(17,135)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)

The classification of Caring’s statement of operations is a pro forma adjustment to conform to Bankrate’s presentation. While some reclassifications have been included, further reclassifications may be necessary to conform to those classifications that are determined by the combined company to be most appropriate.

(a)	Reflects the fair value adjustment to deferred revenue as if purchase accounting was applied as of January 1, 2013.
(b)	Reflects stock-based compensation expense related to awards granted in connection with the acquisition to Caring employees.
(c)

Reflects stock-based compensation expense related to awards granted in connection with the acquisition to Caring employees. In addition, the adjustment reflects the elimination of historical stock-based compensation expense and board of director costs.

(d)

Reflects the elimination of historical amortization expense of $47,000 and estimates the impact on amortization of approximately $3.6 million as if purchase accounting was applied as of January 1, 2013.

(e)

Reflects the elimination of historical interest expense of $266,000 related to the existing debt of Caring which was satisfied in connection with the acquisition as well as the elimination of the change in fair value of warrant liabilities of $6,000.

(f)	Reflects the tax effect of the pro forma adjustments at the statutory rate as well as the tax benefit from the Caring, Inc. loss at the statutory rate.